Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of ChromaDex Corporation and Subsidiaries on Form S-8 of our report dated March 27, 2014, with respect to our audit of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of December 28, 2013 and for the year then ended appearing in the Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 28, 2013.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 30, 2014